Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Rush Enterprises, Inc. Non-Employee Director Stock Option Plan and to the incorporation by reference there in of our reports dated February 24, 2006, with respect to the consolidated financial statements of Rush Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Rush Enterprises, Inc.’s managements assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Rush Enterprises, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

November 8, 2006